Free Writing Prospectus dated August 17, 2010	Filed Pursuant to Rule 433
(to Prospectus, dated May 18, 2010 and	Registration Statement Nos. 333-162219 and 333-162219-01
Prospectus Supplement, dated August 17, 2010)

TERMS AND CONDITIONS
USD 3.400% Senior Notes due August 23, 2013

Issuer	The Royal Bank of Scotland plc
Guarantor	The Royal Bank of Scotland Group plc
Issuer Ratings	Aa3 / A+ / AA- (Moody’s / S&P / Fitch)
Ranking	Senior
Principal Amount	USD 1,500,000,000
Price to the Public	99.946%
Redemption Price	100.0000% of principal amount of the relevant Note
Specified Currency	USD
Trade Date	August 17, 2010
Settlement Date	August 24, 2010, in accordance with DTC’s procedures (T+5)
Maturity	August 23, 2013
Call Option	No
Benchmark	T 0.750% due August 15, 2013
Benchmark Yield	0.769%
Re-Offer Yield	3.419% (semi-annual)
Re-Offer Spread to UST	T+265 bps
Coupon	3.400% (semi-annual)
Day Count	30/360
Convention	Following, unadjusted
Business Days	New York & London
Bookrunner	RBS Securities Inc. (70%)
Co-Managers	BMO Capital Markets Corp. (1.666%) BNY Mellon Capital Markets, LLC (1.667%) CIBC World Markets Corp. (1.667%) Citigroup Global Markets Inc. (10%)

HSBC Securities (USA) Inc. (1.667%) J.P. Morgan Securities Inc. (10%) Mitsubishi UFJ Securities (USA), Inc. (1.666%) TD Securities (USA) LLC (1.667%)
Underwriting Discount	0.300%
Interest Payment Period	Semi-Annual
Interest Payment Date(s)	On the 23rd day of each February and August, commencing February 23, 2011, up to and including August 23, 2013
Interest Payment Record Date(s)	On the 9th day of each February and August commencing February 9th, 2011
Format	SEC-Registered
Denominations	USD $ 1,000 and integral multiples of USD $ 1,000 in excess thereof
Listing	An application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement	DTC and Euroclear/Clearstream
CUSIP / ISIN	78010XAD3 / US78010XAD30

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.